Exhibit 21.1

SUBSIDIARIES OF BREITBURN ENERGY PARTNERS L.P.

Name	Jurisdiction
BreitBurn Operating GP, LLC	Delaware
BreitBurn Operating L.P.	Delaware
Alamitos Company	California
BreitBurn Florida LLC	Delaware
BreitBurn Fulton LLC	Delaware
GTG Pipeline LLC	Virginia
Mercury Michigan Company, LLC	Michigan
Phoenix Production Company	Wyoming
BreitBurn Transpetco LP LLC	Deleware
BreitBurn Transpetco GP LLC	Delaware
BreitBurn Transpetco Pipeline	Delaware
BreitBurn Oklahoma LLC	Delaware
Terra Energy Company LLC	Michigan
Terra Pipeline Company LLC	Michigan
Beaver Creek Pipeline, L.L.C.	Michigan
BreitBurn GP, LLC	Delaware
BreitBurn Management Company, LLC	Delaware
BreitBurn Finance Corporation	Delaware
BreitBurn Collingwood Utica LLC	Delaware